Exhibit 10.1

Match Group, Inc. Notice of Performance-Based Restricted Stock Unit Grant (“Award Notice”)
This Award Notice is to notify the Award Recipient set forth below that you have been granted an award (the “Award”) of performance-based restricted stock units (“PSUs”) (the “Target PSUs”) under the Match Group, Inc. Amended and Restated 2017 Stock and Annual Incentive Plan, as amended (the “2017 Plan”), with the potential to earn up to a maximum of [________] PSUs, that will vest based on the achieved results against the Performance Conditions as set forth on Attachment A. PSUs shall be settled in shares of Match Group common stock (“Shares”). Except as otherwise set forth herein, the PSUs will be subject to the Terms and Conditions for Performance-Based Restricted Stock Units, including the additional terms and conditions for your country set forth in the appendix attached thereto (the “Appendix” and, together with the Terms and Conditions for Performance-Based Restricted Stock Units, the “PSU T&C’s”), and the 2017 Plan. Capitalized terms used (but not defined) in this Award Notice shall have the meanings set forth in the 2017 Plan.

Award Recipient:	__________________________________
Number of Shares Subject to Target PSUs	_________________ Shares
Award Date:	_________________
Performance-Based Vesting Conditions
In order for the PSUs to vest, the award recipient must be continuously employed as a service provider by Match Group or one of its subsidiaries through the Vesting Date (the “Continuous Service Requirement”).
Assuming the satisfaction of the Continuous Service Requirement, the number of PSUs that will be earned and vest on the Vesting Date shall be determined by application of the Performance Conditions to the Target PSUs as set forth on Attachment A, subject to the terms set forth in this Award Notice and the PSU T&C’s.
The Committee shall retain the sole discretion to adjust any or all of the Performance Conditions to reflect any significant event that the Committee determines, in its good faith judgment, is likely to have a meaningful impact on the likelihood of the achievement of the Performance Conditions.
Final determinations regarding the levels of Performance Conditions achieved (and corresponding number of PSUs earned) shall be made by the Committee in good faith, based on its beliefs regarding the spirit and intent of the Plan.

Impact of a Termination of Employment
Except as otherwise provided in the attached PSU T&C’s or the 2017 Plan, upon your Termination of Employment, any and all unvested PSUs underlying your Award will be forfeited and canceled in their entirety.

Terms and Conditions:
Your PSUs are subject to the PSU T&C’s and to the 2017 Plan, which are incorporated herein by reference. A copy of the 2017 Plan is available upon request from Match Group’s People Department or by emailing EmployeeEquity@match.com.
Without a complete review of these documents, you will not have a full understanding of all the material terms of your PSUs.

You are required to accept this Award of PSUs by clicking “Accept” on the Morgan Stanley Shareworks award acceptance page or providing your consent by such procedures as may be prescribed by Match Group (including by other electronic acceptance procedures) within 90 days after the “Award Date” contained in this Award Notice. If you do not accept the Award of PSUs within 90 days of the Award Date, the PSUs will be cancelled and forfeited, and you will not be entitled to any of the PSUs, any of the Shares subject to the PSUs or any equivalent benefit.
By accepting the PSUs, you acknowledge receipt of a copy of the 2017 Plan and agree (i) that this Award of PSUs is granted under and governed by the 2017 Plan, the PSU T&C’s and this Award Notice, (ii) that you have reviewed the 2017 Plan, the PSU T&C’s and this Award Notice in their entirety, have had an opportunity to obtain the advice of counsel, and fully understand all provisions of the 2017 Plan, the PSU T&C’s and this Award Notice, and (iii) to accept as binding, conclusive, and final all decisions or interpretations of the Committee upon any questions relating to the 2017 Plan, the PSU T&C’s and the Award Notice.

ATTACHMENT A

A-1

Terms and Conditions for Performance-Based Restricted Stock Units Granted Under the
Match Group, Inc. Amended and Restated 2017 Stock and Annual Incentive Plan
Overview

These Terms and Conditions for Performance-Based Restricted Stock Units, including the additional terms and conditions for your country set forth in the appendix attached hereto (the “Appendix” and, together with these Terms and Conditions for Performance-Based Restricted Stock Units, the “PSU T&C’s”) apply to your award of performance-based restricted stock units (the “Award”) granted pursuant to Section 7 of the Match Group, Inc. Amended and Restated 2017 Stock and Annual Incentive Plan, as amended (the “2017 Plan”), and the Notice of Performance-Based Restricted Stock Unit Grant (the “Award Notice”) to which these PSU T&C’s are attached.  All capitalized terms used herein, to the extent not defined, shall have the meanings set forth in the 2017 Plan.

Continuous Service

In order for your Award to vest, you must be continuously employed by Match Group, Inc. (“Match Group”) or one of its Subsidiaries during the Restriction Period (as defined below). Nothing in your Award Notice, these PSU T&C’s or the 2017 Plan shall confer upon you any right to continue in the employ or service of Match Group or any of its Subsidiaries or interfere in any way with their rights to terminate your employment or service at any time.

Vesting

Subject to these PSU T&C’s and the 2017 Plan, the performance-based restricted stock units (“PSUs”) in respect of your Award shall vest and no longer be subject to any restriction (such period during which such restriction applies is the “Restriction Period”) as specified in your Award Notice.

Termination of Employment

The treatment of the PSUs in respect of your Award upon a Termination of Employment is set forth in these PSU T&C’s and the 2017 Plan. Except as set forth in your Award Notice, employment agreement (if applicable) or below, upon any Termination of Employment during the Restriction Period for any reason (including, for the avoidance of doubt, due to your death or Disability) any unvested portion of your Award shall be forfeited and canceled in its entirety effective immediately upon such event.

If: (i) your employment is terminated for Cause or if you resign in anticipation of being terminated for Cause or (ii) following any termination of your employment for any reason, Match Group becomes aware that during the two (2) years prior to such termination of employment there was an event or circumstance that would have been grounds for termination for Cause that caused or is reasonably likely to cause meaningful damage (economic, reputational or otherwise) to Match Group and/or any of its Subsidiaries (the “Underlying Event”) (and which would not have been curable upon notice), then: (a) your Award (whether or not vested) shall be forfeited and canceled in its entirety and (b) if your Award vested after the Underlying Event, then Match Group shall be entitled to recover from you at any time within two (2) years after such vesting, and you shall pay over to Match Group, any amounts realized as a result of such vesting. This remedy shall be without prejudice to, or waiver of, any other remedies Match Group and/or its Subsidiaries may have in such event.

Settlement

Subject to your satisfaction of any withholding obligations for Tax-Related Items defined and described immediately below under “Responsibility for Taxes and Withholding,” as soon as practicable after any PSUs in respect of your Award have vested and are no longer subject to the Restriction Period, such PSUs shall be settled. For each PSU settled, Match Group shall issue one Share for each PSU vesting. Notwithstanding the foregoing, Match Group shall be entitled to hold the Shares or cash issuable to you upon settlement of all PSUs that have vested until Match Group or the agent selected by Match Group to administer the 2017 Plan (the “Agent”) has received from you: (i) a duly executed Form W-9 or W-8, as applicable or (ii) payment for any Tax-Related Items of any kind required by law to be withheld with respect to such PSUs.

Responsibility for Taxes and Withholding

You acknowledge that, regardless of any action taken by Match Group or, if different, the Subsidiary or Affiliate for which you provide services (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to your participation in the 2017 Plan and legally applicable or deemed applicable to you (“Tax-Related Items”) is and remains your responsibility and may exceed the amount, if any, actually withheld by Match Group or the Employer. You further acknowledge that Match Group and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the PSUs or the underlying shares, including, but not limited to, the grant, vesting or settlement of the PSUs, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividends; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the PSUs to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you are subject to Tax-Related Items in more than one jurisdiction, you acknowledge that Match Group and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

In connection with any relevant taxable or tax withholding event, as applicable, you agree to make adequate arrangements satisfactory to Match Group and/or the Employer to satisfy all Tax-Related Items. In this regard, you authorize Match Group and/or the Employer, or their respective agents, at their discretion, to satisfy any applicable withholding obligations or rights with regard to all Tax-Related Items by one or a combination of the following:
i.requiring you to make a payment in a form acceptable to Match Group; or

ii.withholding from your wages or other cash compensation payable to you, in accordance with applicable law; or

iii.withholding from proceeds of the sale of Shares acquired upon settlement of the PSUs either through a voluntary sale or through a mandatory sale arranged by Match Group (on your behalf pursuant to this authorization without further consent); or

iv.withholding in Shares to be issued upon settlement of the PSUs, provided, however, that if you are a Section 16 officer of Match Group under the Exchange Act, then the Committee (as constituted in accordance with Rule 16b-3 under the Exchange Act) shall establish the method of withholding in advance of the taxable event; or

v.any other method of withholding determined by Match Group and, to the extent required by and in accordance with applicable law or the 2017 Plan, approved by the Committee.

Match Group and/or the Employer may withhold or account for Tax-Related Items by considering applicable statutory withholding amounts or other applicable withholding rates, including maximum applicable rates in your jurisdiction(s). In the event of over-withholding, you may receive a refund of any over-withheld amount in cash through the Employer’s normal payroll processes (with no entitlement to the equivalent in Common Stock) or, if not refunded, you may seek a refund from the local tax authorities. In the event of under-withholding, you may be required to pay additional Tax-Related Items directly to the applicable tax authority or to Match Group and/or the Employer. If the obligation for Tax-Related Items is satisfied by withholding Shares, you are deemed to have been issued the full number of shares subject to the vested PSUs, notwithstanding that a number of Shares are withheld for the purpose of paying the Tax-Related Items.

You agree to pay to Match Group or the Employer any amount of Tax-Related Items that Match Group or the Employer may be required to withhold or account for as a result of your participation in the 2017 Plan that cannot be satisfied by the means previously described. Match Group may refuse to honor the vesting of the PSUs and/or refuse to issue or deliver the Shares to be issued upon settlement of the PSUs or the proceeds from the sale of the Shares to be acquired upon settlement of the PSUs if you fail to comply with your obligations in connection with the Tax-Related Items.

 Change in Control

Change in Control. “Change in Control” is defined as set forth in the Plan. The vesting of your Award will not be accelerated upon a Change in Control of Match Group. However, in the event that you cease to be employed within the two (2) year period following a Change in Control of Match Group as a result of: (i) a termination without Cause or (ii) your resignation for Good Reason, then 100% of your Award shall vest in one lump sum installment as of the date of such event. The Disaffiliation of the business or subsidiary of Match Group by which you are employed or for which you are performing services at the time of such sale or other disposition by Match Group shall be considered a Termination of Employment (not a Change in Control of Match Group) and shall be governed by the applicable provisions of the 2017 Plan and the provision set forth under the caption “Termination of Employment” above; provided, however, that the Committee may deem it appropriate to make an equitable adjustment to the number of PSUs and the number and kind of Shares underlying the PSUs underlying your Award.

Non-Transferability of the PSUs

Until such time as your PSUs are ultimately settled, they shall not be transferable by you by means of sale, assignment, exchange, encumbrance, pledge, hedge or otherwise.

No Rights as a Stockholder

Except as otherwise specifically provided in the 2017 Plan, unless and until your PSUs are settled, you shall not be entitled to any rights of a stockholder with respect to the PSUs (including the right to vote the shares underlying your PSUs and the right to receive dividends, among other rights).

Other Restrictions

The PSUs shall be subject to the requirement that, if at any time the Committee shall determine that: (i) the listing, registration or other qualification of the Shares subject or related thereto upon any securities exchange or under any state or federal law, or (ii) the consent or approval or permit of any government regulatory body, is necessary or desirable as a condition of (or in connection with) the delivery of shares, then in any such event, the award of PSUs shall not be effective unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

Conflicts and Interpretation

In the event of any conflict between these PSU T&C’s and the 2017 Plan, the 2017 Plan shall control; provided, that an action or provision that is permissive under the terms of the 2017 Plan, and required under these PSU T&C’s, shall not be deemed a conflict and these PSU T&C’s shall control. In the event of any ambiguity in these PSU T&C’s, or any matters as to which these PSU T&C’s are silent, the 2017 Plan shall govern including, without limitation, the provisions thereof pursuant to which the Committee has the power, among others, to: (i) interpret the 2017 Plan, (ii) prescribe, amend and rescind rules and regulations relating to the 2017 Plan and (iii) make all other determinations deemed necessary or advisable for the administration of the 2017 Plan. In the event of any conflict between your Award Notice (or any other information posted by Match Group or the Agent online or given to you directly or indirectly through the Agent) and Match Group’s books and records, or (ii) ambiguity in the Award Notice (or any other information posted by Match Group or the Agent online or given to you directly or indirectly through the Agent), Match Group’s books and records shall control.

Amendment

Match Group may modify, amend or waive the terms of your PSUs, prospectively or retroactively, but no such modification, amendment or waiver shall materially impair your rights without your consent, except as required by applicable law, NASDAQ or stock exchange rules, tax rules or accounting rules.

Data Privacy

Data Processing. Match Group and your Employer collects, uses, discloses and otherwise processes certain information about you for purposes of implementing, administering and managing the 2017 Plan. You understand that this information may include, without limitation, your name, home address and telephone number, email address, date of birth, social insurance, passport or other identification number (e.g., resident registration number), salary, nationality, job title, any Shares or directorships held in Match Group or its Subsidiaries, details of all equity awards or any other entitlement to Shares or equivalent benefits awarded, canceled, exercised, vested, unvested or outstanding in your favor (the “Personal Data”). The legal basis for the processing of your Personal Data, where required, is performance of this agreement or your consent, if such consent is required under applicable law.
Stock Plan Administration Service Providers. You understand that Match Group transfers your Personal Data, or parts thereof, to Morgan Stanley, an independent service provider based in the U.S., which assists Match Group with the implementation, administration and management of the 2017 Plan. In the future, Match Group may select different service providers and share your Personal Data with such different service providers that serve Match Group in a similar manner. Match Group’s service providers will open an account for you to receive and trade Shares acquired under the 2017 Plan and you may be asked to agree on separate terms and data processing practices with the service provider, which is a condition of any ability to participate in the 2017 Plan.
International Data Transfers. Match Group and, as of the date hereof, Morgan Stanley, are based in the U.S. If you are located outside the U.S., the legal basis, where required, for the transfer of Personal Data to the U.S. is performance of this agreement or your consent, if such consent is required under applicable law.
Data Retention. Match Group will process your Personal Data only as long as is necessary to implement, administer and manage your participation in the 2017 Plan, or to comply with legal or regulatory obligations, including under tax, exchange control, labor and securities laws. In the latter case, you understand and acknowledge that Match Group’s legal basis, where required, for the processing of your Personal Data would be compliance with the relevant laws or regulations. When Match Group no longer needs Personal Data for any of the above purposes, you understand that Match Group will remove it from its systems.
Data Subject Rights. You understand that data subject rights regarding the processing of personal data vary depending on the applicable law. Additional location-based information on how Match Group and your Employer processes your Personal Data, including information regarding your rights under applicable data protection law are available at:
•California Employee Privacy Policy
•Canadian Employee Privacy Policy
•EU Employee Privacy Policy (FR)
•EU Employee Privacy Policy (ENG)
•APAC Employee Privacy Policy (KOR)
•APAC Employee Privacy Policy (ENG)
•APAC Employee Privacy Policy (JP)
•Egyptian Employee Privacy Policy
•Brazilian Employee Privacy Policy

You may also find a copy of these policies available on Workday.
Voluntariness and Consequences of Denial/Withdrawal of Consent. If you are located in a jurisdiction where your consent is required to process your Personal Data for the purposes of the 2017 Plan (e.g., South Korea), you understand that any participation in the 2017 Plan and your consent are purely voluntary. You may withdraw your consent at any time, with future effect and for any or no reason. If you withdraw your consent, Match Group cannot offer participation in the 2017 Plan or grant PSUs or other equity awards to you or administer or maintain such awards, and you will not be eligible to participate in the 2017 Plan. You further understand that denial or withdrawal of your consent would not affect your relationship with Match Group and/or your Employer and that you would merely forfeit the opportunities associated with the 2017 Plan.
Data Privacy Consent. If you are located in a jurisdiction where your consent is required to process your Personal Data for the purposes of the 2017 Plan (e.g., South Korea), you acknowledge that you have consented to the collection, use, disclosure, and onward transfer of your Personal Data to Stock Plan Administration Service Providers as outlined in the Notice of Data Processing South Korea.
Nature of Grant
In accepting the PSUs, you acknowledge, understand and agree that:

i.the 2017 Plan is established voluntarily by Match Group, it is discretionary in nature and it may be modified, amended, suspended or terminated by Match Group at any time, to the extent permitted by the 2017 Plan;

ii.the Award of the PSUs is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of PSUs, or benefits in lieu of PSUs, even if PSUs have been granted in the past;

iii.all decisions with respect to future PSUs or other equity awards, if any, will be at the sole discretion of Match Group;

iv.the Award of PSUs and your participation in the 2017 Plan shall not be interpreted as forming or amending an employment or service contract with Match Group or the Employer, and shall not interfere with the ability of Match Group, the Employer or any other Subsidiary or Affiliate, as applicable, to terminate your employment relationship (if any);

v.you are voluntarily participating in the 2017 Plan;

vi.the PSUs and the Shares subject to the PSUs, and the income from and value of the same, are not intended to replace any pension rights or compensation;

vii.the PSUs and the Shares subject to the PSUs, and the income from and value of the same, are not part of normal or expected compensation for purposes of, including but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, holiday pay, long-service awards, pension or retirement or welfare benefits or similar payments;

viii.the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty; and

ix.no claim or entitlement to compensation or damages shall arise from forfeiture of the PSUs resulting from the termination of your employment (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any).

No Advice Regarding Grant
Match Group is not providing any tax, legal or financial advice, nor is Match Group making any recommendations regarding your participation in the 2017 Plan, or your acquisition or sale of the underlying Shares. You should consult with your own personal tax, legal and financial advisors regarding your participation in the 2017 Plan before taking any action related to the 2017 Plan.

Section 409A of the Code

Your Award is not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the U.S. Internal Revenue Code of 1986, as amended, and the rules and regulations issued thereunder (“Section 409A”).  However, if: (i) any amounts or benefits payable in respect of your Award are determined to be non-qualified deferred compensation within the meaning of Section 409A, (ii) such amounts become payable upon a termination of employment and (iii) you are a “Specified Employee” (as defined under Section 409A) as of the date of your termination of employment, then such amounts or benefits (if any) shall be paid or provided to you in a single lump sum on the earlier of (x) the first day of the seventh month following your termination of employment and (y) your death.
In no event shall Match Group be required to pay you any “gross-up” or other payment with respect to any taxes or penalties imposed under Section 409A with respect to any amounts or benefits paid to you in respect of your Award.

Language
You acknowledge that you are proficient in the English language, or have consulted with an advisor who is proficient in the English language, so as to enable you to understand the provisions of these PSU T&C’s and the 2017 Plan. If you have received these PSU T&C’s or any other document related to the 2017 Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
Appendix
Notwithstanding any provision in these Terms and Conditions for Performance-Based Restricted Stock Units, if you reside outside of and/or are subject to the laws of a country outside the United States, the PSUs will be subject to any additional terms and conditions for your country set forth in the Appendix, and by the acceptance of your PSUs, you agree to such additional terms and conditions for your country. Further, if you transfer your residence and/or employment to a country included in the Appendix after the grant of the PSUs, the additional terms and conditions for such country will apply to you to the extent Match Group determines, in its sole discretion, that the application of such additional terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of these PSU T&C’s and any reference to the PSU T&C’s herein includes the Appendix.

Severability
The provisions of these PSU T&C’s are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
Imposition of Other Requirements
Match Group reserves the right to impose other requirements on your participation in the 2017 Plan, on the PSUs and on any Shares acquired under the 2017 Plan, to the extent Match Group determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
Compliance with Law
Notwithstanding any other provision of the 2017 Plan or these PSU T&C’s, unless there is an exemption from any registration, qualification or other legal requirement applicable to the Shares, Match Group shall not be required to deliver any shares issuable upon settlement of the PSUs prior to the completion of any registration or qualification of the shares under any U.S. or non-U.S. local, state or federal securities or exchange control law or under rulings or regulations of the U.S. Securities and Exchange Commission (“SEC”) or of any other governmental regulatory body, or prior to obtaining any approval or other clearance from any U.S. or non-U.S. local, state or federal governmental agency, which registration, qualification or approval Match Group shall, in its absolute discretion, deem necessary or advisable. You understand that Match Group is under no obligation to register or qualify the shares with the SEC or any state or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the shares. Further, you agree that Match Group shall have unilateral authority to amend these PSU T&C’s without your consent to the extent necessary to comply with securities or other laws applicable to issuance of shares.
Exchange Control, Foreign Asset/Account and/or Tax Reporting
Depending upon the country to which laws you are subject, you may have certain foreign asset/account and/or tax reporting requirements that may affect your ability to acquire or hold Shares under the 2017 Plan or cash received from participating in the 2017 Plan (including from any dividends or sale proceeds arising from the sale of Shares) in a brokerage or bank account outside your country of residence. Your country may require that you report such accounts, assets or transactions to the applicable authorities in your country. You also may be required to repatriate cash received from participating in the 2017 Plan to your country within a certain period of time after receipt. You are responsible for knowledge of and compliance with any such regulations and should speak with your personal tax, legal and financial advisors regarding same.
Waiver
You acknowledge that a waiver by Match Group of a breach of any provision of these PSU T&C’s shall not operate or be construed as a waiver of any other provision of these PSU T&C’s, or of any subsequent breach by you or any other Participant.
Governing Law
The Award of PSUs and these PSU T&C’s are governed by, and subject to, the laws of the State of Delaware, without reference to principles of conflict of laws.